EXHIBIT 99.1


                                 PRESS RELEASE


For Immediate Release                        For Further Information Contact:

Titanium Metals Corporation                  J. Landis Martin
1999 Broadway Suite 4300                     Chairman and CEO
Denver, Colorado  80202                      303-296-5600


                       TIMET CONCLUDES STRATEGIC ALLIANCE
                               WITH WYMAN-GORDON

     DENVER, COLORADO_August 3, 1998_Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today that it has completed a previously-reported series of strategic transactions with Wyman-Gordon Company (Nasdaq: WYMN) involving three key components:

     . TIMET has exchanged certain of its Albany, Oregon titanium castings assets for the operating assets of Wyman-Gordon's Millbury, Massachusetts vacuum arc remelting (VAR) facility. The Millbury facility produces titanium ingot, and TIMET's acquisition of this VAR operation will enable it to expand its ingot production to better serve all its customers, including Wyman-Gordon. This additional production capacity will also assist TIMET as it develops new uses for titanium.

     . The companies have combined the Albany, Oregon aerospace titanium castings facility previously owned by TIMET with the Franklin, New Hampshire castings facility previously owned by Wyman-Gordon in a new
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       joint venture.  The joint venture is owned 20% by TIMET and 80% by
       Wyman-Gordon, and the Millbury facility is owned 100% by TIMET. The new joint venture will produce investment castings primarily for the aerospace market and will work to develop new applications for titanium castings.

     . TIMET has become the principal supplier of titanium material to Wyman-
       Gordon through 2008, supplying a substantial portion of Wyman-Gordon's total titanium requirements. TIMET's securing of this long-term supply contract with Wyman-Gordon will increase stability and predictability of demand that will help TIMET to reduce the cost of producing titanium, in an effort to maximize value to shareholders.

     J. Landis Martin, Chairman and Chief Executive Officer of TIMET, commented, "The strategic alliance between TIMET and Wyman-Gordon will enhance our opportunities in the castings business by combining the complementary strengths of two excellent companies--TIMET's expertise is in the production and supply of high quality titanium, and Wyman-Gordon's status as a premier investment casting company. Under Wyman-Gordon's management, we are optimistic that the combined titanium castings business will be able to achieve greater efficiencies through improved facility utilization, enhanced production and combined marketing and sales. In addition, Wyman-Gordon will bring its expertise in developing new applications for titanium castings, thus offering the potential to expand the overall use of titanium."

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

     Wyman-Gordon, headquartered in Massachusetts, is a leading manufacturer of high-quality, technologically-advanced forgings, investment castings and composite structures for use in the commercial and defense aerospace, commercial power and energy, and performance product markets.
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